As filed with the Securities and Exchange Commission on June 10, 2021

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEOPHOTONICS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	94-3253730
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

NeoPhotonics Corporation
3081 Zanker Road
San Jose, California 95134
(408) 232-9200
(Address of principal executive offices)
2020 Equity Incentive Plan
(Full title of the plan)
Timothy S. Jenks
Chief Executive Officer
c/o NeoPhotonics Corporation
3081 Zanker Road
San Jose, California 95134
(408) 232-9200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
John H. Sellers, Esq.
Cooley LLP
3175 Hanover Street
Palo Alto, California 94304
(650) 843-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
Emerging growth company	☐

 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(5)	Amount of Registration Fee(5)
Common Stock, par value $0.0025 per share	900,000(2)	$10.44(5)	$9,396,000.00	$1,025.10
Common Stock, par value $0.0025 per share, issuable pursuant to restricted stock awards outstanding under the Prior Plans (as defined below)	2,823,071(3)	$6.38(6)	$18,011,192.98	$1,965.02
Common Stock, par value $0.0025 per share, issuable upon exercise of outstanding stock options granted under the Prior Plans	1,644,605(4)	$6.37(7)	$10,476,133.85	$1,142.95
Total	5,367,676		$37,883,326.83	$4,133.07

(1)    Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the NeoPhotonics Corporation 2020 Equity Incentive Plan, as amended and restated (the “2020 Plan”), set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.
(2)    Represents an increase in the number of shares of Common Stock reserved for issuance under the 2020 Plan, as approved by the Board of Directors of the Registrant on April 15, 2021 and by the stockholders of the Registrant on June 1, 2021.
(3)    Represents 2,823,071 shares of common stock issuable for restricted stock units awards outstanding under the Registrant’s 2010 Equity Incentive Plan or 2011 Inducement Award Plan (together, the “Prior Plans”). Upon the termination, cancellation, forfeiture or repurchase of outstanding awards under the Prior Plans, the unissued balance of shares issuable under such awards will become issuable under the 2020 Plan.
(4)    Represents 1,644,605 shares of common stock issuable upon exercise of stock options outstanding under the Prior Plans. Upon the expiration, termination, surrender, cancellation, forfeiture or repurchase of outstanding awards under the Prior Plans, the unissued balance of shares issuable under such awards will become issuable under the 2020 Plan.
(5)    Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and aggregate offering price are based on the average of the high $10.63 and low $10.24 sales prices of the Registrant’s Common Stock on June 3, 2021, as reported on the New York Stock Exchange.
(6)    Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $6.38, the weighted average grant date fair value per share of outstanding RSU awards under the Prior Plans.
(7)    Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $6.37, the weighted average price per share of outstanding stock option awards under the Prior Plans.

EXPLANATORY NOTE
This Registration Statement on Form S-8 is being filed for the purpose of registering 5,367,676 shares of the Registrant’s Common Stock reserved for issuance under the NeoPhotonics Corporation 2020 Equity Incentive Plan, as amended and restated (the “2020 Plan”).
The 2020 Plan provides, among other things, that the number of shares of the Registrant’s Common Stock reserved for issuance under the 2020 Plan (subject to adjustment for certain changes in the Company’s capitalization) will not exceed the sum of: (i) 2,821,414 shares of Common Stock (including the additional 900,000 shares registered hereunder) and (ii) the number of Prior Plans’ Returning Shares (as defined below), if any, as such shares become available from time to time. The term “Prior Plans’ Returning Shares” refers to shares of Common Stock subject to an award granted under the Registrant’s 2010 Equity Incentive Plan or 2011 Inducement Award Plan (together, the “Prior Plans”) that is outstanding (each, a “Prior Plan Award”), that: (i) are not issued because such Prior Plan Award or any portion thereof expires or otherwise terminates without all of the shares covered by such Prior Plan Award having been issued; (ii) are not issued because such Prior Plan Award or any portion thereof is settled in cash; or (iii) are forfeited back to or repurchased by the Registrant because of the failure to meet a contingency or condition required for the vesting of such shares.
As a result, this Registration Statement is filed by the Registrant to register an aggregate of 5,367,676 shares of Common Stock, which represents 900,000 shares plus the maximum number of shares of Common Stock issuable under the 2020 Plan assuming that all Prior Plans’ Returning Shares become available for issuance under the 2020 Plan.
The Registrant’s Form S-8 Registration Statements filed with the Securities and Exchange Commission (the “Commission”) on February 2, 2011 (File No. 333-172031), October 13, 2011 (File No. 333-177306), February 10, 2012 (File No. 333-179453), June 25, 2013 (File No. 333-189577), July 25, 2014 (File No. 333-197657), March 24, 2015 (File No. 333-202942), March 24, 2016 (File No. 333-210399), April 7, 2017 (File No. 333-217211), March 14, 2018 (File No. 333-223661), April 15, 2019 (File No. 333-230859), August 6, 2019 (File No. 333-233032), March 6, 2020 (File No. 333-236970), and June 4, 2020 (File No. 333-238938) relating to the 2020 Plan, the Prior Plans and certain other plans, are incorporated herein by reference and made a part hereof.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents previously filed by the Registrant with the Commission (File No. 001-35061) are incorporated into this Registration Statement on Form S-8 by reference:
(i)    The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on February 25, 2021;
(ii)    The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 filed with the Commission on April 29, 2021; and
(iii)    The Registrant’s Current Reports on Form 8-K filed with the Commission on April 9, 2021, May 13, 2021 and June 3, 2021.
All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such reports and documents.
Any statement contained in a report or document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed report or document which is also or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date	Filed Herewith
4.1	Amended and Restated Certificate of Incorporation of NeoPhotonics Corporation.	8-K	001-35061	3.1	February 10, 2011
4.2	Amended and Restated Bylaws of NeoPhotonics Corporation.	S-1/A	333-166096	3.5	November 22, 2010
4.3	Specimen Common Stock Certificate of NeoPhotonics Corporation.	S-1/A	333-166096	4.1	May 17, 2010
5.1	Opinion of Cooley LLP.					x
23.1	Consent of Cooley LLP (included in Exhibit 5.1).					x
23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm.					x
23.3	Consent of BDO USA, LLP, independent registered public accounting firm.					x
24.1	Power of Attorney (reference is made to the signature page of this Form S-8).					x
99.1	NeoPhotonics Corporation Amended and Restated 2020 Equity Incentive Plan and forms of agreement thereunder.					x

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on June 10, 2021.

NeoPhotonics Corporation
By:	/S/ ELIZABETH EBY
Elizabeth Eby
Senior Vice President and Chief
Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints TIMOTHY S. JENKS and Elizabeth Eby, jointly and severally, as his or her true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Timothy S. Jenks	President, Chief Executive Officer and	June 10, 2021
Timothy S. Jenks	Chairman of the Board of Directors
(Principal Executive Officer)

/s/ Elizabeth Eby	Senior Vice President and Chief	June 10, 2021
Elizabeth Eby	Financial Officer (Principal Financial and
Accounting Officer)

/s/ Charles J. Abbe	Director	June 10, 2021
Charles J. Abbe

/s/ Bandel L. Carano	Director	June 10, 2021
Bandel L. Carano

/s/ Kimberly Y. Chainey	Director	June 10, 2021
Kimberly Y. Chainey

/s/ Yanbing Li	Director	June 10, 2021
Yanbing Li

/s/ Rajiv Ramaswami	Director	June 10, 2021
Rajiv Ramaswami

/s/ Michael J. Sophie	Director	June 10, 2021
Michael J. Sophie

/s/ Ihab S. Tarazi	Director	June 10, 2021
Ihab S. Tarazi